MOSAIC
NONQUALIFIED DEFERRED COMPENSATION PLAN
(2024 Restatement)

TABLE OF CONTENTS
Page

ARTICLE 1. DEFINITIONS, GENDER AND NUMBER.....................................................2

1.1. Definitions
1.2. Gender and Number

ARTICLE 2. PARTICIPATION.............................................................................................9

2.1. Who May Participate
2.2. Time and Conditions of Participation
2.3. Notification
2.4. Termination and Suspension of Participation
2.5. Missing Persons
2.6. Relationship to Other Plans

ARTICLE 3. ESTABLISHMENT OF AND ENTRIES TO ACCOUNTS............................10

3.1. Elective Deferrals
3.2. Restoration Contributions
3.3. Optional Contributions
3.4. Crediting Rate
3.5. Vesting of Accounts

ARTICLE 4. DISTRIBUTION OF ACCOUNTS..................................................................16

4.1. Distribution of Elective Deferral Accounts and Restoration
Contribution Accounts
4.2. Distribution of Optional Contribution Account
4.3. Exception to Payment Terms
4.4. Distributions on Plan Termination

ARTICLE 5. FUNDING........................................................................................................21

5.1. Source of Benefits
5.2. No Claim on Specific Assets

ARTICLE 6. ADMINISTRATION AND FINANCES.........................................................22

6.1. Administration
6.2. Powers of Committee
6.3. Actions of the Committee
6.4. Delegation
6.5. Reports and Records
6.6. Valuation of Accounts and Account Statements
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6.7. Committee Member Participating in Plan

ARTICLE 7. AMENDMENTS AND TERMINATION....................................................24

7.1. Amendments
7.2. Termination

ARTICLE 8. CLAIM PROCEDURES...............................................................................25

8.1. Determinations
8.2. Claim and Review Procedures
8.3. Rules and Regulations
8.4. Deadline to File Claim
8.5. Exhaustion of Administrative Remedies
8.6. Deadline to File Legal Action
8.7. Knowledge of Fact by Participant Imputed to Beneficiary and Others

ARTICLE 9. MISCELLANEOUS....................................................................................30

9.1. No Guarantee of Employment or Retention to Perform Services
9.2. Release
9.3. Notices
9.4. Nonalienation
9.5. Withholding
9.6. Captions
9.7. Binding Agreement
9.8. Invalidity of Certain Provisions
9.9. No Other Agreements
9.10. Incapacity
9.11. Counterparts
9.12. Participating Affiliates
9.13. Sole Source of Benefits
9.14. Electronic Media
9.15. ERISA Status
9.16. Internal Revenue Code Status
9.17. Choice of Law
9.18. Choice of Venue

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MOSAIC
NONQUALIFIED DEFERRED COMPENSATION PLAN
(2024 Restatement)
The Mosaic Company (the “Company”) initially established this Mosaic Nonqualified Deferred Compensation Plan (the “Plan”), effective January 1, 2006, for the benefit of certain specified executive and highly compensated employees and non-employee directors of the Company. The Plan shall apply to Compensation deferred on or after the Plan’s effective date. Since the original effective date of the Plan, the Plan has been amended by four (4) amendments. The Plan is being amended and restated to consolidate all amendments into a single restatement effective January 1, 2024.
In the case of Participants who are employees, the Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as described in Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Plan is subject to section 409A of the Code. Each provision shall be interpreted and administered accordingly. Notwithstanding the foregoing, neither the Company nor any of its officers, directors, agents or affiliates shall be obligated, directly or indirectly, to any Participant or any other person for any taxes, penalties, interest or like amounts that may be imposed on the Participant or other person on account of any amounts under this Plan or on account of any failure to comply with the Code.
The obligation of the Company to make payments under the Plan constitutes an unsecured (but legally enforceable) promise of the Company to make such payments and no person, including any Participant or Beneficiary, shall have any lien, prior claim or other security interest in any property of the Company as a result of the Plan.

ARTICLE 1

DEFINITIONS, GENDER AND NUMBER
1.1.    Definitions. Whenever used in the Plan, the following words and phrases shall have the meanings set forth below unless the context plainly requires a different meaning, and when a defined meaning is intended, the term is capitalized.
(a)    “Account” means the device used to measure and determine the amount of benefits payable to a Participant or Beneficiary under the Plan. A separate Account shall be established on behalf of a Participant for:
(i)    Each Deferral Election Agreement entered into by the Participant pursuant to Section 3.1, termed an “Elective Deferral Account;” and
(ii)    The Restoration Contributions, if any, made on the Participant’s behalf pursuant to Section 3.2, termed the “Restoration Contribution Account; and
(iii)    The Optional Contributions, if any, made on the Participant’s behalf pursuant to Section 3.3, termed the “Optional Contribution Account.”
The term Account shall mean all of a Participant’s accounts under the Plan (the Elective Deferral Account, the Restoration Contribution Account and the Optional Contribution Account) unless the use of the term indicates that the provision applies to only specific account(s).
(b)    “Administratively Reasonable Period of Time” means a payment under the Plan will be made as soon as administratively practicable on or after a specified date and no later than (i) within the same calendar year as such specified date, or, if later, (ii) by the fifteenth (15th) day of the third (3rd) calendar month following such specified date.
(c)    “Affiliate” means any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes the Company and any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Company.
(d)    “Base Compensation,” of a Participant for a Plan Year, means the Participant’s Compensation for the Plan Year excluding Incentive Compensation. In the case of an individual who is a participant in a plan sponsored by the Company which is described in Section 401(k), 125 or 132(f) of the Code, the term Base Compensation shall include any amount which would be included in the definition of Base Compensation but for the individual’s election to reduce his or her Base Compensation and have the amount of the reduction contributed to or used to purchase benefits under such plan.

(e)    “Beneficiary” or “Beneficiaries” means the persons or trusts designated by a Participant in writing pursuant to Section 4.4(c) of the Plan as being entitled to receive any benefit payable under the Plan by reason of the death of a Participant, or, in the absence of such designation, the Participant’s estate.
(f)    “Board” means the Board of Directors of the Company, as constituted at the relevant time.
(g)    “Change in Control” means, for purposes of the Plan, a Change in Control as defined in the following paragraphs. Except as provided in the immediately preceding sentence, a Change in Control shall occur when:
(i)    a majority of the directors of the Company shall be persons other than persons (1) for whose election proxies shall have been solicited by the Board of Directors of the Company, or (2) who are then serving as directors appointed by the Board of Directors to fill vacancies on the Board of Directors caused by death or resignation (but not by removal) or to fill newly-created directorships,
(ii)    50% or more of the voting power of the outstanding Voting Stock of the Company is acquired or beneficially owned by any person, entity or group (within the meaning of Section 13d(3) or 14(d)(2) of the Exchange Act) other than (1) an entity in connection with a Business Combination in which clauses (x) and (y) of subparagraph (iii) apply or (2) a licensed broker/dealer or licensed underwriter who purchases shares of Voting Stock pursuant to an underwritten public offering solely for the purpose of resale to the public,
(iii)    the consummation of a merger or consolidation of the Company with or into another entity, a sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the Company’s assets or a similar business combination (each, a “Business Combination”), in each case unless, immediately following such Business Combination, (x) all or substantially all of the beneficial owners of the Company’s Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the voting power of the then outstanding shares of voting stock (or comparable voting equity interests) of the surviving or acquiring entity resulting from such Business Combination (including such beneficial ownership of an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one of more subsidiaries), in substantially the same proportions (as compared to the other beneficial owners of the Company’s Voting Stock immediately prior to such Business Combination) as their beneficial ownership of the Company’s Voting Stock immediately prior to such Business Combination, and (y) no person, entity or group beneficially owns, directly or indirectly, 50% or more of the voting power of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity (other than a direct or indirect parent entity of the surviving or acquiring entity, that, after giving effect to the

Business Combination, beneficially owns, directly or indirectly, 100% of the outstanding voting stock (or comparable equity interests) of the surviving or acquiring entity), or
(iv)    approval by the shareholders of a definitive agreement or plan to liquidate or dissolve the Company.
(h)    “Code” means the Internal Revenue Code of 1986, including applicable regulations for the specified section of the Code. Any reference in this Plan Statement to a section of the Code, including the applicable regulation, shall be considered also to mean and refer to any subsequent amendment or replacement of that section or regulation.
(i)    “Committee” means the Compensation and Human Resources Committee of the Board of Directors (the “Compensation Committee”), except with respect to actions and determinations involving Directors, Committee shall mean the Corporate Governance and Nominating Committee of the Board of Directors (the “Governance Committee”).
(j)    “Company” means The Mosaic Company.
(k)    “Compensation,” of a Participant for any Plan Year, has the same meaning as in the Mosaic Company 401(k) Plan, but without regard to any Code limits placed on compensation for purposes of determining contributions and benefit accruals under qualified retirement plans, and increased by the Participant’s Elective Deferrals for such year. Notwithstanding the preceding sentence, in the case of a Director, “Compensation” shall mean the Director’s annual retainer, meeting fees, and any other amounts payable to the Director by the Company for services performed as a Director, excluding any amounts distributable under the Plan or amounts not paid in cash.
(l)    “Deferral Election Agreement” means an agreement by a Participant to defer (i) a portion of the Participant’s Base Compensation, or (ii) a portion of a Participant’s Incentive Compensation. A Participant must enter into separate Deferral Election Agreements with respect to Base Compensation and Incentive Compensation.
(m)    “Director” means a member of the Company’s Board of Directors who is not an employee of the Company.
(n)    “Distribution Election” means a Participant’s election with respect to the distribution of an Elective Deferral Account (as made in a Participant’s Deferral Election Agreement), as provided for in Section 3.1, or with respect to the distribution of a Restoration Contribution Account, as provided for in Section 3.2.
(o)    “Disabled” or “Disability” means a condition in which either: (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer and its Affiliates.
(p)    “Elective Deferral” means a contribution to the Plan made by a Participant pursuant to a Deferral Election Agreement which the Participant enters into with the Company. Elective Deferrals shall be made according to the terms of the Plan set forth in Section 3.1.
(q)    “Eligible Employee” means (i) an executive (an employee whose position at the Company is Vice President or higher), (ii) a management-level employee selected by the Senior Vice President of Human Resources or such person acting in that role (“SVP of Human Resources”), or (iii) a Director. The employees the Company has selected for participation are members of a select group of management or highly compensated employees (as that expression is used in ERISA).
(r)    “Enrollment Period” means the period for an upcoming Plan Year designated by the Company during which Participants may enter into a Deferral Election Agreement with respect to Base Compensation and Incentive Compensation. The Enrollment Period does not need to be the same period of time for Base Compensation and Incentive Compensation.
(i)    With respect to deferral of Base Compensation, the Enrollment Period ends as of the last day of the calendar year before the calendar year in which the services giving rise to the Compensation to be deferred are performed (or such earlier date as set by the Company).
(ii)    With respect to deferral of Incentive Compensation, the Enrollment Period ends as of (1) if the Incentive Compensation is performance-based compensation (as defined under section 409A of the Code), the last day of the month that is six months before the end of the fiscal year during which the Incentive Compensation is earned (or such earlier date as set by the Company), and (2) if the Incentive Compensation is not performance-based compensation (as defined under section 409A of the Code), the last day of Company’s taxable year (which is its fiscal year) immediately preceding the Company’s taxable year in which the services giving rise to the Compensation to be deferred are performed (or such earlier date as set by the Company).
(s)    “ERISA” means the Employee Retirement Income Security Act of 1974, including applicable regulations for the specified section of ERISA. Any reference in this Plan Statement to a section of ERISA, including the applicable regulation, shall be considered also to mean and refer to any subsequent amendment or replacement of that section or regulation.
(t)    “401(k) Plan” means the Mosaic Investment Plan, as may be amended or restated from time to time.
(u)    “Incentive Compensation” means, unless otherwise designated by the Compensation Committee, the Mosaic Management Incentive Plan, as may be amended or restated from time to time. The Compensation

Committee may designate other plans and compensation in addition to the Mosaic Management Incentive Plan as incentive compensation.
(v)    “Optional Contribution” means a contribution to the Plan made by the Company pursuant to Section 3.3.
(w)    “Participant” means an Eligible Employee who has satisfied the requirements of Article 2 and commenced participation in the Plan.
(x)    “Performance-Based Compensation,” of a Participant for a period means Incentive Compensation of the Participant for such period where the amount of, or entitlement to, the Incentive Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months in which the Participant performs services. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established. Performance-based compensation may include payment based on performance criteria that are not approved by the Board or the Committee or by the stockholders of the Company.
(y)    “Plan” means the “Mosaic Nonqualified Deferred Compensation Plan.” The Plan is set forth in a document initially effective as of January 1, 2006, amended and restated effective as of January 1, 2024, and subsequent amendments to that plan document.
(z)    “Plan Year” means January 1 through December 31.
(aa)    “Qualified CIC Termination” means the termination of a Participant who (i) has a current Senior Management Severance and Change in Control Agreement (the “Senior Management Agreement”) with the Employer at the time of termination, and (ii) is involuntarily terminated (including termination for good reason) for reasons other than Cause within six (6) months prior to or within twenty-four (24) months following a Change in Control. A Participant terminated for Cause shall not have a Qualified CIC Termination. For purposes of this definition, “Cause” means a good faith determination by the Employer of an act or omission by a Participant amounting to: (i) a material breach of any of the Participant’s obligations to the Employer under the terms of the Senior Management Agreement, (ii) the gross neglect or willful failure or refusal of the Participant to perform the duties of the Participant’s position or such other duties reasonably assigned to the Participant by the Employer, (iii) any act of personal dishonesty taken by the Participant and intended to result in substantial personal enrichment of the Participant at the expense of the Employer, (iv) any willful or intentional act that could reasonably be expected to injure the reputation, business, or business relationships of the Employer or the Participant’s reputation or business relationships, (v) perpetration of an intentional and knowing fraud against or affecting the Employer or any customer, supplier, client, agent, or employee thereof, (vi) conviction (including conviction on a nolo contendere, no contest, or similar plea) of a felony or any crime involving fraud, dishonesty, or moral turpitude, or (vii) material breach of the Code of Business Conduct and Ethics.
(bb)    “Qualified Domestic Relations Order” has the same meaning as in Section 414(p) of the Code.
(cc)    “Restoration Contribution” means a contribution to the Plan made by the Company pursuant to Section 3.2.
(dd)    “Retires” and “Retirement” means (i) with respect to an employee, the employee’s Separation from Service on or after the last day of the calendar month in which the employee attains age 55 and has completed at least five years of service, and (ii) with respect to a Director, the Director’s Separation from Service for any reason.
(ee)    “Separation from Service” means a separation from service for the purposes of section 409A of the Code.
(ff)    “Trust” means the grantor trust arrangement, if any, between the Company and the Trustee that holds, administers and manages any assets that the Company may set aside from time to time to provide for its benefit obligations under the Plan. Any such trust shall be based in the United States.
(gg)    “Trustee” means the entity appointed by the Company to serve as Trustee under the Trust, or any successor thereof.
(hh)    “Unforeseeable Emergency” means an unforeseeable emergency for the purposes of section 409A of the Code.
1.2.    Gender and Number. Except as otherwise indicated by context, masculine terminology used herein also includes the feminine and neuter, and terms used in the singular may also include the plural.

ARTICLE 2

PARTICIPATION
2.1.    Who May Participate. Participation in the Plan is limited to Eligible Employees. If the SVP of Human Resources determines an employee is no longer an Eligible Employee, the employee shall cease participating in the Plan at the end of the Plan Year.
2.2.    Time and Conditions of Participation. An Eligible Employee shall become a Participant only upon his or her compliance with such terms and conditions as the Company may from time to time establish for the implementation of the Plan, including but not limited to, any condition the Committee may deem necessary or appropriate for the Company to meet its obligations under the Plan. An Eligible Employee will not become a Participant unless the Eligible Employee receives written notice of his or her participation from the Company.
2.3.    Notification. The Committee shall notify each employee, in writing, whom the Company has determined in its discretion to be an Eligible Employee and explain the rights,

privileges and duties of a Participant in the Plan. The Committee shall provide each Eligible Employee with a Deferral Election Agreement so that the Eligible Employee may notify the Committee of his or her intent to make Elective Deferrals under the Plan.
2.4.    Termination and Suspension of Participation. Once an individual has become a Participant in the Plan, participation shall continue until the first to occur of: (a) payment in full of all benefits to which the Participant or his or her Beneficiary is entitled under the Plan; or (b) the occurrence of the event specified in Section 2.5 which results in loss of benefits.
2.5.    Missing Persons. Each Participant and Beneficiary entitled to receive benefits under the Plan shall be obligated to keep the Company informed of his or her current address until all Plan benefits that are due to be paid to the Participant or Beneficiary have been paid to him or her. If the Company is unable to locate the Participant and the Company has not received notice that the Participant has died, the Participant’s Account under the Plan will be forfeited as of the date that is five years after the date the payment was due. If the payment was to be made in installments, all unpaid installments shall be forfeited as of the date that is five years after the date the first installment payment was due. If the Company locates the Participant or receives notice of the Participant’s death after the forfeiture of the Participant’s Account, the Participant’s Account will not be reinstated and the Plan will owe no amount to the Participant or the Participant’s Beneficiaries. If payment is delayed because the Participant is missing or the Company does not receive timely notice of the Participant’s death, neither the Company nor any of its officers, directors, agents or affiliates shall be obligated, directly or indirectly, to any Participant or any other person for any taxes, penalties, interest or like amounts that may be imposed on the Participant or other person on account of any amounts paid under this Plan or on account of any failure to comply with the Code.
2.6.    Relationship to Other Plans. Participation in the Plan shall not preclude participation of the Participant in any other fringe benefit program or plan sponsored by an Affiliate for which such Participant would otherwise be eligible.

ARTICLE 3

ABLISHMENT OF AND ENTRIES TO ACCOUNTS
3.1.    Elective Deferrals. Elective deferrals shall be credited to a Participant’s Elective Deferral Account.
(a)    Amount of Deferrals. Subject to the following rules and any rules adopted by the SVP of Human Resources, a Participant may make elective deferrals through a reduction in Compensation equal to but not less than five percent (5%) nor more than eighty percent (80%) for an employee and nor more than one hundred percent (100%) for a Director (in whole percentages) by entering into a Deferral Election Agreement. The Committee, in the case of Directors, or the SVP of Human Resources, in the case of all other Participants, may, from time to time, change the minimum and maximum allowable elective deferrals, although such changes shall not take effect until the following Plan Year. The Deferral Election Agreement shall remain in effect for the remainder of the Plan Year (unless terminated upon a Participant’s death or Separation from Service).

(b)    Separate Elections. As provided in the definition of Deferral Election Agreement, the Participant who wishes to defer Base Compensation and Incentive Compensation must enter into separate elections with respect to each type of compensation.
(c)    Initial Elections. When an employee or Director is first eligible to participate in the Plan, if the Eligible Employee has not previously participated in the same type of plan (for purposes of section 409A of the Code) at the Company, then the Eligible Employee may enter into a Deferral Election Agreement within 30 days after the Eligible Employee first becomes eligible. The Deferral Election Agreement must be completed and received by the Human Resources Department on or before the 30-day period has elapsed. The Plan shall not accept Deferral Election Agreements received after the 30-day period has elapsed. If the Eligible Employee fails to complete a Deferral Election Agreement by such time, the Eligible Employee may enter into a Deferral Election Agreement during a subsequent Enrollment Period. For initial elections made within 30 days after the Eligible Employee first becomes eligible, the Participant’s Deferral Election Agreement will be effective as of the first payroll date following the date the Human Resources Department receives the Deferral Election Agreement.
(d)    Annual Elections. After the initial election, if the Eligible Employee or the Participant desires to make elective deferrals, the Eligible Employee or Participant must enter into a Deferral Election Agreement during an Enrollment Period. With respect to Base Compensation, the Participant’s Deferral Election Agreement will be effective for Compensation paid on and after January 1 following the date of the Participant’s election. With respect to Incentive Compensation, the Participant’s Deferral Election Agreement will be effective for Compensation paid on and after the last date on which a Participant may make an election.
(e)    Separation from Service. The Deferral Election Agreement of a Participant shall continue with respect to Compensation paid to a Participant after the date of the Participant’s Separation from Service.
(f)    Unforeseeable Emergency. The Deferral Election Agreement of a Participant shall be terminated automatically upon the SVP of Human Resources’ determination a Participant has had an Unforeseeable Emergency (after the Participant has requested the SVP of Human Resources to make such a determination). If the SVP of Human Resources denies a participant’s request, the Participant may appeal to the Committee and, if approved by the Committee, the Deferral Election Agreement of a Participant shall be terminated automatically upon the Committee’s approval.
(g)    Distribution Election. At the time a Participant enters into a Deferral Election Agreement, the Participant shall elect the time and form of distribution of the Elective Deferral Account corresponding to the Deferral Election Agreement. This distribution election shall be subject to the terms of Article 4 of the Plan.

3.2.    Restoration Contributions. Restoration contributions shall be credited to a Participant’s Elective Deferral Account. Participants in the Plan may receive one or more of five (5) restorative contributions.
(a)    Matching Contribution Restoration. To be eligible for the matching contribution restoration, the Participant must either (i) be actively employed by the Company or its Affiliates on the last day of the Plan Year, or (ii) have terminated employment during the Plan Year on account of the Participant’s death, Disability, Retirement, or Qualified CIC Termination. In addition, the Participant must make makes Elective Deferrals to the Plan. If eligible, the Company shall credit to the Participant’s Restoration Contribution Account under this Plan a matching contribution restoration amount.
The Participant’s deferred compensation percentage shall be determined as follows: The total dollar amount of the Participant’s Elective Deferrals (both from Base Compensation and Incentive Compensation) to the Plan divided by the amount of the Participant’s Compensation above the limit under section 401(a)(17) of the Code. The matching contribution restoration amount shall be equal to (i) one hundred percent (100%) on the first three percent (3%) of the Participant’s Compensation above the limit under section 401(a)(17) of the Code, and (ii) fifty percent (50%) on the next three percent (3%), the fourth through sixth percentages, of the Participant’s Compensation above the limit under section 401(a)(17) of the Code.
(b)    Non-Elective Employer Contribution Restoration. To be eligible for the non-elective employer contribution restoration, the Participant must either (i) be actively employed the Company or its Affiliates on the last day of the Plan Year, or (ii) have terminated employment during the Plan Year on account of the Participant’s death, Disability, Retirement, or Qualified CIC Termination. If eligible, the Company shall credit to the Participant’s Restoration Contribution Account under this Plan a non-elective contribution restoration amount. The non-elective employer contribution restoration amount shall be based on a Participant’s age and shall be as follows:

Age (in years as of December 31 of Plan Year)	Non-Elective Contribution Restoration Percentage
less than 30	6% (which represents the 3% base plus the 3% excess above the Social Security wage base) of the Participant’s Compensation in excess of the limit under section 401(a)(17) of the Code
30-39	7% (which represents the 4% base plus the 3% excess above the Social Security wage base) of the Participant’s Compensation in excess of the limit under section 401(a)(17) of the Code
40-49	8% (which represents the 5% base plus the 3% excess above the Social Security wage base) of the Participant’s Compensation in excess of the limit under section 401(a)(17) of the Code
50-59	10% (which represents the 7% base plus the 3% excess above the Social Security wage base) of the Participant’s Compensation in excess of the limit under section 401(a)(17) of the Code
60 or more	12% (which represents the 9% base plus the 3% excess above the Social Security wage base) of the Participant’s Compensation in excess of the limit under section 401(a)(17) of the Code

(c)    Discretionary Employer Contribution Restoration. To be eligible for the discretionary employer contribution restoration, the Participant must either (i) be actively employed by the Company or its Affiliates on the last day of the fiscal year following a 401(k) Plan Year, or (ii) have terminated employment during the fiscal year prior to the last day of the fiscal year on account of the Participant’s death, Disability, Retirement, or Qualified CIC Termination. If eligible, the Company shall credit to the Participant’s Restoration Contribution Account under this Plan a discretionary employer contribution restoration amount, if the Company makes a discretionary employer contribution to the 401(k) Plan. The discretionary employer contribution restoration amount shall be the amount equal to the discretionary employer contribution under the 401(k) Plan multiplied by the Participant’s Compensation above the limit under section 401(a)(17) of the Code.
(d)    Excess Contribution Restoration. To be eligible for the excess contribution restoration, the Participant must either (i) be actively employed the Company or its Affiliates on the last day of the Plan Year, or (ii) have terminated employment during the Plan Year on account of the Participant’s death, Disability, Retirement, or Qualified CIC Termination. If eligible, the Company shall credit to the participant’s Restoration Contribution Account under this Plan an excess contribution restoration amount. The excess contribution restoration amount shall be equal to the amount of employer contributions (excluding employee elective contributions) that could not be contributed to a Participant’s account in the 401(k) Plan based on the limits under section 415 of the Code.
(e)    Qualifying CIC Termination Contribution Restoration. To be eligible for the qualifying CIC termination contribution restoration, the Participant must have terminated employment during the Plan Year on account of the Participant’s Qualified CIC Termination. The qualifying CIC termination contribution restoration is meant to replace amounts not received by a Participant under the 401(k) Plan due to a Qualifying CIC Termination. If eligible, the Company shall credit to the Participant’s Restoration Contribution Account under this Plan a qualifying CIC termination contribution restoration amount. The qualifying CIC termination contribution restoration amount shall be equal to (i) the non-elective contribution provided for under Section 5.1(b) on the Participant’s Compensation earned through the Participant’s last day of active employment (up to the limit under section 401(a)(17) of the Code) that the Participant would have received under the 401(k) Plan if the 401(k) Plan did not have a last-day rule requirement for such a contribution, and (ii) the discretionary contribution provided for under Section 5.1(c) on the Participant’s Compensation earned through the Participant’s last day of active employment (up to the limit under section 401(a)(17) of the Code) that the Participant would have received under the 401(k) Plan if the 401(k) Plan did not have a last-day rule requirement for such a contribution.
(f)    Limitation on Contributions. No contribution shall be made to this Plan for a Participant after the September 30 of the year following the year in which a Participant has a Separation from Service. This rule shall apply even if the Company determines it made an error in calculating the amount of contribution due to a Participant. In addition, a Participant who has a Separation from Service shall not be eligible for any contributions under this Plan after the September 30 of the year following the year in which a Participant has a Separation from Service.
(g)    Distribution Elections. A Participant may make a distribution election with respect to the Participant’s Restoration Contribution Account for each year provided the election is made before the start of that year and meets the other election requirements set by the Company and section 409A of the Code. This distribution election shall be subject to the terms of Article 4 of the Plan.

3.3.    Optional Contributions. The Employer may make an additional contribution (an Optional Contribution) for a Plan Year to all or a select group of Participants as designated by the Committee (and noted on a schedule approved and maintained by the Employer). The amount of this Optional Contribution shall be in such amounts as approved and designated by the Committee for each of the Participants on a schedule maintained by the Employer.
3.4.    Crediting Rate. The Committee shall designate the manner in which a Participant’s Accounts are to be credited with gains and losses as described in this Section, which may be amended from time to time in the Committee’s discretion. If the Committee designates specific investment funds to serve as an index for crediting gains and losses to a Participant’s Accounts: (a) the Participant shall be entitled to designate which such fund or funds shall be used to measure gains and losses on his or her Accounts, and to change such designation in accordance with rules established by the Committee (in which case, such change shall be effective prospectively); (b) the Participant’s Accounts will be credited with gains and losses as if invested in such fund or funds in accordance with the Participant’s designation and the rules established by the Committee; and (c) the Committee may, in its sole discretion, eliminate any investment fund or funds previously designated by it, substitute a new investment fund or funds therefore, or add investment fund or funds, at any time. If the Committee makes any such investment funds available for this purpose, the Company shall have no obligation to actually invest any amounts in any such investment funds. If the Participant does not designate an investment fund to be used to credit gains and losses to the participant’s Account, the Participant’s Account shall be credited with the gains and losses experienced by the default investment under the 401(k) Plan.
A Participant’s Account will be credited with gains and losses as if invested in one or more of the investments funds selected by the Committee and communicated to the Participant from time to time, in the proportions designated by the Participant on an investment election form submitted to the Committee by the Participant. The investment election form shall be submitted to the Committee in the form and manner specified by the Committee, which may be electronically pursuant to Section 9.14. Until and unless changed by the Committee, Participants shall be permitted to change investment elections, generally, on a daily basis.
3.5.    Vesting of Accounts. Subject to forfeiture under Section 2.5, a Participant’s Accounts shall always be one hundred percent (100%) vested.
ARTICLE 4

DISTRIBUTION OF ACCOUNTS
4.1.    Distribution of Elective Deferral and Restoration Contribution Accounts. Except as provided under Section 4.4, distribution to a Participant who Retires of an Elective Deferral Account and/or a Restoration Contribution Account shall be made at the time and in the form specified by the Participant in his or her Deferral Election corresponding to the Elective Deferral Account or Restoration Contribution Account according to the following rules.
(a)    Time of Distribution. A Participant shall be entitled to make separate elections with respect to their Elective Deferral Account and their Restoration Contribution Account. For each of the two Accounts, a Participant shall be entitled to elect whether distribution shall begin at: (i) a specified future date; or (ii) the Participant’s Separation from Service. If the Participant elects to have distribution commence at a specified future date, the distribution commencement date must be specified in his or her Distribution Election in which case distribution will commence to the Participant as soon as Administratively Reasonable following January 1st of the year in which the specified date falls. If the Participant elects to have distribution commence as of Separation from Service, distribution will commence on the date that is six (6) months after the Participant’s Separation from Service or as soon as Administratively Reasonable following that date. If the Participant does not specify the distribution commencement date of an Account, the Participant will be deemed to have elected to have distribution as of the date of the Participant’s Separation from Service and the rule in the preceding sentence shall apply.
(b)    Form of Distribution of Elective Deferral and Restoration Contribution Accounts. A Participant shall be entitled to make separate elections with respect to their Elective Deferral Account and their Restoration Contribution Account. For each of the two Accounts, a Participant shall be entitled to elect whether distribution of the Account shall be made in: (i) a lump sum; or (ii) annual installments over a period of two to ten years. If the Participant does not specify the form of distribution of an Account, the Participant will be deemed to have elected to have the Account distributed in a lump sum.
(c)    Determination of Amount of Installment Payment. If a Participant elects to have distribution of either an Elective Deferral Account or a Restoration Contribution Account made in the form of installments pursuant to Section 4.1(b)(ii), the amount of each installment payment shall be determined by multiplying the Account by a fraction, the denominator of which in the first year of payment equals the number of years over which benefits are to be paid, and the numerator of which is one. The amounts of the payments for each succeeding year shall be determined by multiplying the balance in the Account as of the applicable anniversary of the payment commencement date by a fraction, the denominator of which equals the number of remaining years over which the Account is to be paid, and the numerator of which is one. The Account will be credited with gains and losses pursuant to Section 3.4 during the payout period.
(d)    Subsequent Distribution. If the Participant has elected to make and Elective Deferrals are made to the Participant’s Elective Deferral Account after the date of the initial distribution, such additional Elective Deferrals shall be distributed in the year following the year in which the Participant has a Separation from Service, but not sooner than the date which is six (6) months from the Participant’s Separation from Service. If the Participant is entitled to and the Company makes any additional Restoration Contributions to the Participant’s Restoration Contribution Account after the date of the initial distribution, such additional Restoration Contributions shall be distributed in the year following the year in which the Participant has a Separation from Service, but not sooner than the date which is six (6) months from the Participant’s Separation from Service.
(e)    Election to Delay Distribution. Subject to Section 4.4, the Participant may elect to delay the time of distribution or change the form of distribution with respect to any Plan Year’s deferral election of Base Compensation or Incentive Compensation within his or her Elective Deferral Account, and also with respect to the entirety of the Participant’s

Restoration Contributions, by submitting an election to the Human Resources Department in accordance with the following criteria:
(i)    Such election must be submitted to and accepted by the Human Resources Department (in the Company’s sole discretion) at least twelve (12) months prior to the date a distribution to the Participant with respect to such original deferral election would otherwise have commenced; and
(ii)    The commencement of distribution with respect to such deferral is delayed at least five (5) years from the date the distribution would otherwise have been paid; and
(iii)    The election shall have no effect until at least twelve (12) months after the date on which the election is made (and for clarity, no attempted delay will be effective if distribution of such Plan Year’s deferral election of Base Compensation or Incentive Compensation, as applicable, would have commenced under the original deferral election within twelve (12) months of the election to delay payment); and
(iv)    The election may change the form of payment to a lump sum or any installment payment form permitted by the Company in its sole discretion, provided that the commencement of payment is delayed at least five (5) years from the original time of distribution with respect to such Plan Year’s deferral of Base Compensation or Incentive Compensation, as applicable; and
(v)    Notwithstanding the foregoing, the Committee shall interpret all provisions relating to changing the distribution election under this Section 4.1(e) in a manner that is consistent with Section 409A of the Code and Treasury regulations and other guidance issued thereunder. Accordingly, if the Company determines that an election is inconsistent with Section 409A of the Code and other applicable tax law, the election shall not be effective.
4.2.    Distribution of Optional Contribution Account. Distribution to a Participant of the Participant’s Optional Contribution Account shall be made in a lump sum on the date that is six (6) months after the Participant’s Separation from Service or as soon as Administratively Reasonable following that date. If the Participant is entitled to and the Company makes any additional Optional Contributions to the Participant’s Optional Contribution Account after the date of the initial distribution, such additional Optional Contributions shall be distributed in the year following the year in which the Participant has a Separation from Service, but not sooner than the date which is six (6) months from the Participant’s Separation from Service.
4.3.    Exception to Payment Terms. Notwithstanding the Participant’s Distribution Election or anything in this Article 4 to the contrary, the following rules apply to the time and form of payment:
(a)    Separation from Service Prior to Retirement (for Reasons Other Than Death or Disability). If a Participant has a Separation from Service prior to Retirement for reasons other than death or Disability, notwithstanding Section 4.1(a) or a Participant’s Distribution Election, the Participant’s Elective Deferral Account and Restoration Contribution Account will be distributed to the Participant in a lump sum on the date that is six (6) months after the Participant’s Separation from Service or as soon as Administratively Reasonable following that date.
(b)    Disability. If a Participant becomes Disabled prior to Separation from Service, notwithstanding Section 4.1(a) or a Participant’s Distribution Election to the contrary, the Participant’s Elective Deferral Account and Restoration Contribution Account shall be distributed to the Participant in a lump sum as soon as Administratively Reasonable after the date the Committee determines the participant is Disabled.
(c)    Death. If a Participant dies prior to the full distribution of the Separation from Service, then notwithstanding Section 4.1(a) or a Participant’s election to the contrary the Participant’s Elective Deferral Account and Restoration Contribution Account shall be distributed to the Participant’s Beneficiary in a lump sum on the date that is ninety (90) days after the date of the Participant’s death or as soon as Administratively Reasonable following that date.
Each Participant may from time to time designate one or more persons (who may be any one or more members of such person’s family or other persons, administrators, trusts, foundations or other entities) as s Beneficiary under the Plan. Such designation shall be made on a form prescribed by the Human Resources Department. Each Participant may at any time and from time to time change any previous Beneficiary designation, without notice to or consent of any previously designated Beneficiary, by amending his or her previous designation on a form prescribed by the Human Resources Department. If the Beneficiary does not survive the Participant (or is otherwise unavailable to receive payment) or if no Beneficiary is validly designated, then the amounts payable under the Plan shall be paid to the Participant’s estate. If more than one person is the Beneficiary of a deceased Participant, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated on the applicable Beneficiary designation form. If a Beneficiary who is receiving benefits dies, all benefits that were payable to such Beneficiary shall then be payable to the estate of that Beneficiary.
(d)    Account Balances. If the aggregate balance of all the Participant’s accounts in all similar plans maintained by the Company (as defined under section 409A of the Code) at the time of the Participant’s Separation from Service is less than the limit under section 402(g) of the Code, then the Participant’s Account will be distributed in a lump sum on the date that is 30 days after the Participant’s Separation from Service or as soon as Administratively Reasonable following that date.
(e)    Delay in Distributions.
(i)    The Company shall delay the distribution of any amount otherwise required to be distributed under the Plan if, and to the extent that, the Company reasonably anticipates that the making of the distribution would violate Federal securities laws or other applicable law. In such event, the distribution will be made at the earliest date on which the Company reasonably anticipates that the making of the distribution will not cause such a violation.

(f)    Acceleration of Distributions. All or a portion of a Participant’s Accounts may be distributed at an earlier time and in a different form than specified in this Article 4:
(i)    As may be necessary to fulfill a Qualified Domestic Relations Order or a certificate of divestiture (as defined in Code Section 1043(b)(2)).
(ii)    Upon an Unforeseeable Emergency as defined under section 409A of the Code.
(iii)    Due to a failure of the Plan to satisfy Section 409A with respect to the Participant, but only to the extent an amount is required to be included in the Participant’s income as a result of such failure.
4.4.    Distributions on Plan Termination. Notwithstanding anything in this Article 4 to the contrary, if the Plan is terminated, distributions shall be made in accordance with Section 7.2.
ARTICLE 5

FUNDING
5.1.    Source of Benefits. All benefits under the Plan shall be paid when due by the Company out of its assets or from the Trust (if the Company establishes a Trust). Any amounts set aside by the Company for payment of benefits under the Plan are the property of the Company, except, and to the extent, provided in the Trust.
5.2.    No Claim on Specific Assets. No Participant shall be deemed to have, by virtue of being a Participant in the Plan, any claim on any specific assets of the Company such that the Participant would be subject to income taxation on his or her benefits under the Plan prior to distribution and the rights of Participants and Beneficiaries to benefits to which they are otherwise entitled under the Plan shall be those of an unsecured general creditor of the Company.

ARTICLE 6

ADMINISTRATION AND FINANCES
6.1.    Administration. The Plan shall be administered by the Committee. The Company shall bear all administrative costs of the Plan other than those specifically charged to a Participant or Beneficiary.
6.2.    Powers of Committee. In addition to the other powers granted under the Plan, the Committee shall have all powers necessary to administer the Plan, including, without limitation, powers:
(a)    to interpret the provisions of the Plan;
(b)    to establish and revise the method of accounting for the Plan and to maintain the Accounts; and
(c)    to establish rules for the administration of the Plan and to prescribe any forms required to administer the Plan.

The Committee delegates the day-to-day administration of the Plan to the SVP of Human Resources. In addition, the Committee may delegate any of its powers (other than the power to amend or terminate the Plan) to the Global Benefits Committee or to the Chief Administrative Officer, the Vice President of Total Rewards and Human Resources or such person performing a similar role.
6.3.    Actions of the Committee. The Committee (including any person or entity to whom the Committee has delegated duties, responsibilities or authority, to the extent of such delegation) has total and complete discretionary authority to determine conclusively for all parties all questions arising in the administration of the Plan, to interpret and construe the terms of the Plan, and to determine all questions of eligibility and status of employees, Participants and Beneficiaries under the Plan and their respective interests. Subject to the claims procedures of Article 8, all determinations, interpretations, rules and decisions of the Committee (including those made or established by any person or entity to whom the Committee has delegated duties, responsibilities or authority, if made or established pursuant to such delegation) are conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.
6.4.    Delegation. The Committee, or any officer or other employee of the Company designated by the Committee, shall have the power to delegate specific duties and responsibilities to officers or other employees of the Company or other individuals or entities. Any delegation may be rescinded by the Committee at any time. Each person or entity to whom a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity.
6.5.    Reports and Records. The Committee, and those to whom the Committee has delegated duties under the Plan, shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law.
6.6.    Valuation of Accounts and Account Statements. As of each valuation date, the Committee shall adjust the previous Account balances of each Participant for Elective Deferrals, Restoration Contributions, forfeitures, distributions, and investment gains and losses. A “valuation date,” for these purposes, is the last day of each calendar quarter, and such other dates as the Committee may designate from time to time in its discretion. The Committee shall provide each Participant with a statement of his or her Account balances at least annually.
6.7.    Committee Member Participating in Plan. If a member of the Committee is a Participant, such Committee member shall not be a part of, and shall not participate in any way, in any determination or decision with respect to the manner or timing of benefit distributions to him or her individually or the permissibility of withdrawals by him or her individually.

ARTICLE 7

AMENDMENTS AND TERMINATION
7.1.    Amendments. The Company, by written action of the Board may amend the Plan, in whole or in part, at any time and from time to time. The Compensation Committee may amend the Plan, without approval or authorization of the Board, provided that any such amendment: (a) does not materially increase the cost of the Plan; or (b) is required in order to comply with the law, in which case the Compensation Committee shall amend the Plan in such manner as the Compensation Committee deems necessary or desirable to comply with the law. To the extent an amendment approved by the Compensation Committee affects Directors, the amendment must also be approved by the Governance Committee. No amendment may be effective to eliminate or reduce any Account balance (other than as may result from a change in Plan investments pursuant to Section 3.4), determined as of the date of such amendment, of any Participant or of any Beneficiary then eligible for benefits without such Participant’s or Beneficiary’s consent. Any Plan amendment shall be filed with the Plan documents.
7.2.    Termination. The Company, by action of the Compensation Committee and Governance Committee, may at any time terminate the Plan, and reduce, suspend or discontinue future contributions to the Plan. The termination of the Plan shall not reduce any Account balance (other than as may result from a change in Plan investments pursuant to Section 3.4), determined as of the date of such amendment, of any Participant or of any Beneficiary without such Participant’s or Beneficiary’s consent. If the Plan is terminated, the Company shall terminate the Plan in accordance with the provisions permitting plan termination under section 409A of the Code.
Notwithstanding anything in the Plan to the contrary, if a Change in Control occurs, the Board, as constituted immediately prior to the Change in Control may, in its discretion, elect to terminate the Plan with respect to Participants for whom the Change in Control has occurred and distribute benefits to such Participants in a lump sum, in which case all such lump sum distributions shall be made no later than 12 months following the Change in Control.

ARTICLE 8

CLAIM PROCEDURES
8.1.    Determinations. The benefits under the Plan will be paid only if the Committee decides in its discretion that the applicant is entitled to them. The Committee has discretionary authority to grant or deny benefits under the Plan. The Committee shall have the sole discretion, authority and responsibility to interpret and construe this Plan and all relevant documents and information, and to determine all factual and legal questions under the Plan, including but not limited to the entitlement of all persons to benefits and the amounts of their benefits. The Committee shall make such determinations as may be required from time to time in the administration of the Plan. This discretionary authority shall include all matters arising under the Plan. An application for a distribution shall be considered as a claim.
8.2.    Claim and Review Procedures. Until modified by the Committee, the claim and review procedures set forth in this section shall be the mandatory claims and review procedure for the resolution of disputes and disposition of claims filed under the Plan to be reviewed by the Committee.
(a)    Initial Claim. An individual may, subject to any applicable deadline, file with the SVP of Human Resources a written claim for benefits under the Plan in a form and manner prescribed by the SVP of Human Resources.
(i)    If the claim is denied in whole or in part, the SVP of Human Resources shall notify the claimant of the adverse benefit determination within ninety (90) days after receipt of the claim.
(ii)    The ninety (90) day period for making the claim determination may be extended for ninety (90) days if the SVP of Human Resources determines that special circumstances require an extension of time for determination of the claim, provided that the SVP of Human Resources notifies the claimant, prior to the expiration of the initial ninety (90) day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.
(b)    Notice of Initial Adverse Determination. A notice of an adverse determination shall set forth in a manner calculated to be understood by the claimant:
(i)    the specific reasons for the adverse determination;
(ii)    references to the specific provisions of this Plan (or other applicable Plan document) on which the adverse determination is based;
(iii)    a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and
(iv)    a description of the claims review procedure, including the time limits applicable to such procedure, and, if the Participant is an employee, a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination on review.
(c)    Request for Review. Within sixty (60) days after receipt of an initial adverse benefit determination notice, the claimant may file with the SVP of Human Resources a written request for a review of the adverse determination and may, in connection therewith submit written comments, documents, records and other information relating to the claim benefits. Any request for review of the initial adverse determination not filed within sixty (60) days after receipt of the initial adverse determination notice shall be untimely. The SVP of Human Resources shall provide the request for review to the Committee.
(d)    Claim on Review. If the claim, upon review, is denied in whole or in part, the Committee shall notify the claimant of the adverse benefit determination within sixty (60) days after receipt of such a request for review.
(i)    The sixty (60) day period for deciding the claim on review may be extended for sixty (60) days if the Committee determines that special circumstances require an extension of time for determination of the claim, provided that the Committee notifies the claimant, prior to the expiration of the initial sixty (60) day period, of the special circumstances requiring an extension and the date by which a claim determination is expected to be made.
(ii)    In the event that the time period is extended due to a claimant’s failure to submit information necessary to decide a claim on review, the claimant shall have sixty (60) days within which to provide the necessary information and the period for making the claim determination on review shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information or, if earlier, the expiration of sixty (60) days.
(iii)    The Committee’s review of a denied claim shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(e)    Notice of Adverse Determination for Claim on Review. A notice of an adverse determination for a claim on review shall set forth in a manner calculated to be understood by the claimant:
(i)    the specific reasons for the denial;
(ii)    references to the specific provisions of this Plan Statement (or other applicable Plan document) on which the adverse determination is based;
(iii)    a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;
(iv)    a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain information about such procedures; and
(v)    if the Participant is an employee, a statement of the claimant’s right to bring an action under section 502(a) of ERISA.
8.3.    Rules and Regulations.
(a)    Adoption of Rules. Any rule not in conflict or at variance with the provisions hereof may be adopted by the SVP of Human Resources or the Committee.
(b)    Specific Rules.
(i)    No inquiry or question shall be deemed to be a claim or a request for a review of a denied claim unless made in accordance with the established claim procedures. The Committee may require that any claim for benefits and any request for a review of a denied claim be filed on forms to be furnished by the Committee upon request.
(ii)    All decisions on claims shall be made by the Committee, unless delegated by either as provided for in the Plan, in which case references in this section shall be treated as references to the delegate of the Committee.

(iii)    Claimants may be represented by a lawyer or other representative at their own expense, but the Committee reserves the right to require the claimant to furnish written authorization and establish reasonable procedures for determining whether an individual has been authorized to act on behalf of a claimant. A claimant’s representative shall be entitled to copies of all notices given to the claimant.
(iv)    The decision on a claim and on a request for a review of a denied claim may be provided to the claimant in electronic form instead of in writing.
(v)    In connection with the review of a denied claim, the claimant or the claimant’s representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.
(vi)    The time period within which a benefit determination will be made shall begin to run at the time a claim or request for review is filed in accordance with the claims procedures, without regard to whether all the information necessary to make a benefit determination accompanies the filing.
(vii)    The claims and review procedures shall be administered with appropriate safeguards so that benefit claim determinations are made in accordance with governing plan documents and, where appropriate, the plan provisions have been applied consistently with respect to similarly situated claimants.
(viii)    For the purpose of this section, a document, record, or other information shall be considered “relevant” if such document, record, or other information: (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; (iii) demonstrates compliance with the administration processes and safeguards designed to ensure that the benefit claim determination was made in accordance with governing plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants; and (iv) constitutes a statement of policy or guidance with respect to the Plan concerning the denied treatment option or benefit for the claimant’s diagnosis, without regard to whether such advice or statement was relied upon in making the benefit determination.
(ix)    The Committee may, in its discretion, rely on any applicable statute of limitation or deadline as a basis for denial of any claim.
8.4.    Deadline to File Claim. To be considered timely under the Plan’s claim and review procedure, a claim must be filed with the SVP of Human Resources within one (1) year after the claimant knew or reasonably should have known of the principal facts upon which the claim is based. If or to the extent that the claim relates to a failure to effect a Participant’s or

Beneficiary’s investment directions or a Participant’s election regarding contributions, a claim must be filed with the SVP of Human Resources within thirty (30) days after the claimant knew or reasonably should have known of the principal facts upon which the claim is based.
8.5.    Exhaustion of Administrative Remedies. Notwithstanding any provision in this Plan, the exhaustion of the claim and review procedure is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes: (i) no legal action to recover Plan benefits or to enforce or clarify rights under the Plan under any provision of law, whether or not statutory, may be commenced until the claims and review procedure set forth herein have been exhausted in the entirety; and (ii) in any such legal action all explicit and all implicit determinations by the Committee (including, but not limited to, determinations as to whether the initial request for benefits or request for review was timely filed) shall be afforded the maximum deference permitted by law.
8.6.    Deadline to File Legal Action. No legal action to recover Plan benefits or to enforce or clarify rights under the Plan under any provision of law, whether or not statutory, may be brought by any claimant on any matter pertaining to the Plan unless the legal action is commenced in the proper forum before the earlier of: (i) thirty (30) months after the date the claimant knew or reasonably should have known of the principal facts on which the claim is based, or (ii) six (6) months after the date the claimant has exhausted the claim and review procedure. If or to the extent that the claim relates to a failure to effect a Participant’s investment directions or a Participant’s election regarding contributions, the thirty (30) month period shall be nineteen (19) months.
8.7.    Knowledge of Fact by Participant Imputed to Beneficiary and Others. Knowledge of all facts that a Participant knew or reasonably should have known shall be imputed to every claimant who is or claims to be a Beneficiary of the Participant or otherwise claims to derive an entitlement by reference to the Participant for the purpose of applying the previously specified periods.
ARTICLE 9

MISCELLANEOUS
9.1.    No Guarantee of Employment or Retention to Perform Services. Neither the adoption and maintenance of the Plan nor the execution by the Company of a Deferral Election Agreement with any Participant shall be deemed to be a contract of employment or for the performance of services between the Company and any Participant. Nothing contained herein shall give any Participant the right to be retained in the employ of the Company or to perform services for the Company, or to interfere with the right of the Company to discharge any Participant at any time, nor shall it give the Company the right to require any Participant to remain in its employ or to perform services for it or to interfere with the Participant’s right to terminate his or her employment or performance of services at any time.
9.2.    Release. Any payment of benefits to or for the benefit of a Participant or a Participant’s Beneficiaries that is made in good faith by the Company in accordance with the Company’s interpretation of its obligations hereunder, shall be in full satisfaction of all claims against the Company for benefits under the Plan to the extent of such payment.
9.3.    Notices. Any notice permitted or required under the Plan shall be in writing and shall be hand-delivered or sent, postage prepaid, by first class mail, or by certified or registered mail with return receipt requested, to the Committee, if to the Company, or to the address last shown on the records of the Company, if to a Participant or Beneficiary. If a form or document must be filed with or received by the Company, the Committee, the SVP of Human Resources, the Human Resources Department or other entity (the “appropriate entity”), it must be actually received by the appropriate entity to be effective. The determination of whether or when a form or document has been received by the appropriate entity shall be made by the Committee on the basis of what documents are acknowledged by the appropriate entity to be in its actual possession without regard to the “mailbox rule” or similar rule of evidence. The absence of a document in the appropriate entity’s records and files shall be conclusive and binding proof that the document was not received by the appropriate entity.
9.4.    Nonalienation. No benefit payable at any time under the Plan will be subject in any manner to alienation, sale, transfer, assignment, pledge, levy, attachment, or encumbrance of any kind, except with respect to a domestic relations order that the Committee determines to be a Qualified Domestic Relations Order.
9.5.    Withholding. The Company may withhold from any payment of benefits or other compensation payable to a Participant or Beneficiary, or the Committee may direct the Trustee to withhold from any payment of benefits to a Participant or Beneficiary, such amounts as the Committee determines are reasonably necessary to pay any taxes or other amounts required to be withheld under applicable law.
9.6.    Captions. Article and section headings and captions are provided for purposes of reference and convenience only and shall not be relied upon in any way to construe, define, modify, limit, or extend the scope of any provision of the Plan.
9.7.    Binding Agreement. This Plan shall be binding on the parties hereto, their heirs, executors, administrators, and successors in interest.
9.8.    Invalidity of Certain Provisions. If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed and enforced as if such provision had not been included. The Plan is subject to section 409A of the Code. Each provision shall be interpreted and administered accordingly. If any provision of the Plan does not conform to the requirements of Section 409A, such that the inclusion of the provision would result in loss of the Plan’s intended tax deferral, the Plan shall be construed and enforced as if such provision had not been included.
9.9.    No Other Agreements. The terms and conditions set forth herein, together with the Deferral Election Agreements entered into between the Company and Participants, constitute the entire understanding of the Company and the Participants with respect to the matters addressed herein.
9.10.    Incapacity. In the event that any Participant is unable to care for his or her affairs because of illness or accident, any payment due may be paid to the Participant’s spouse, parent, brother, sister or other person deemed by the Committee to have incurred expenses for the care of such Participant, unless a duly qualified guardian or other legal representative has been appointed.
9.11.    Counterparts. This Plan may be executed in any number of counterparts, each of which when duly executed by the Company shall be deemed to be an original, but all of which shall together constitute but one instrument, which may be evidenced by any counterpart.
9.12.    Participating Affiliates. Any Affiliate of the Company may adopt the Plan with the permission of the Company and according to such rules as may be established from time to time by the Company in its discretion, and thereby become a “Participating Affiliate” in the Plan.

9.13.    Sole Source of Benefits. Neither the Company nor any of its officers nor any member of its Board of Directors nor any member of the Committee in any way guarantee Participant Accounts against loss or depreciation, nor do they guarantee the payment of any benefit or amount which may become due and payable hereunder to any Participant, Beneficiary, or other person. Each Participant, Beneficiary, or other person entitled at any time to payments hereunder shall look solely to the assets of the Employer for such payments. If an Account shall have been distributed to a former Participant, Beneficiary, or any other person entitled to the receipt thereof, such former Participant, Beneficiary, or other person, as the case may be, shall have no further right or interest in the other assets.
9.14.    Electronic Media. Notwithstanding anything in the Plan to the contrary, but subject to the requirements of ERISA, the Code, or other applicable law, any action or communication otherwise required to be taken or made in writing by a Participant or Beneficiary or by the Company or Committee shall be effective if accomplished by another method or methods required or made available by the Company or Committee, or their agent, with respect to that action or communication, including e-mail, telephone response systems, intranet systems, or the Internet.
9.15.    ERISA Status. The Plan is maintained with the understanding that the Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as provided in sections 201(2), 301(3) and 401(a)(1) of ERISA, and section 2520.104-23 of the regulations under ERISA. Each provision shall be interpreted and administered accordingly.
9.16.    Internal Revenue Code Status. The Plan is maintained as a nonqualified deferred compensation arrangement under section 409A of the Code. Notwithstanding the foregoing, neither the Employer nor any of its officers, directors, agents or affiliates shall be obligated, directly or indirectly, to any Participant or any other person for any taxes, penalties, interest or like amounts that may be imposed on the Participant or other person on account of any amounts under this Plan or on account of any failure to comply with the Code.
9.17.    Choice of Law. This instrument has been executed and delivered in the State of Florida and, except to the extent that federal law is controlling, shall be construed and enforced in accordance with the laws of the State of Florida (except that the state law will be applied without regard to any choice of law provisions).
9.18.    Choice of Venue. Any claim or action brought with respect to this Plan shall be brought in the Federal courts of the State of Florida.

Dated: _____________________, 2023        THE MOSAIC COMPANY

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